Exhibit 5.3

CONSENT OF WILLIAM JOSEPH SCHLITT

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Technical Report with Updated Estimate of Mineral Resources for the Iron Creek Cobalt-Copper Project, Lemhi County, Idaho, USA” dated November 27, 2019, which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Electra Battery Materials Corporation.

/s/ W. Joseph Schlitt
Name: W. Joseph Schlitt President Hydrometal, Inc.
Date: May 16, 2022